UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2014

CENTRAL ENERGY PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	000-50394	20-0153267
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4809 Cole Avenue Suite 108 Dallas, Texas	75205
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 526-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Certain Officers

Effective May 1, 2014, Douglas W. Weir, who is currently a Senior Vice President, was appointed to the additional office of Chief Financial Officer of Central Energy GP LLC (the “General Partner”), the sole general partner of Central Energy Partners LP (the “Registrant”). As a result, Mr. Weir’s revised title is Senior Vice President and Chief Financial Officer of the General Partner. Mr. Weir also has the designation as chief accounting officer of the General Partner.

Mr. Weir replaces Ian T. Bothwell who will now be engaged full-time in the process of identifying and reviewing asset investment candidates for the Registrant, particularly those related to terminal, transportation and storage operations. Mr. Bothwell will continue to serve in his capacity as President of Regional Enterprises, Inc. (“Regional”), the wholly-owned subsidiary of Registrant which is in the business of storing, transporting and trans-loading bulk liquids, including hazardous chemicals and petroleum products owned by its customers. Mr. Bothwell’s new title is Senior Vice President of the General Partner and President of Regional.

Biographical Information

Douglas W. Weir was appointed Senior Vice President of the General Partner on December 19, 2013, and Chief Financial Officer and Chief Accounting Officer effective April 15, 2014. Since July 2007, Mr. Weir has served as the Chief Financial Officer and a Principal of Katy Resources, LLC, a Dallas, Texas-based private oil and gas company. From 1991 to June 2007, he served as Senior Vice President, CFO and Treasurer of Toreador Resources Corporation, a publicly-traded oil and gas exploration company. Mr. Weir served as a Property Accountant for Texas Oil and Gas Corporation from 1980 to 1983 and as the Controller of Berea Oil and Gas Corp. from 1986 to 1990. He holds a Bachelor in Business Administration degree in Accounting from the University of Texas, Arlington and is a Certified Public Accountant.

Ian T. Bothwell was elected Treasurer of the General Partner in 2003. In 2004, Mr. Bothwell was elected to serve as Chief Financial Officer, Vice President and Assistant Secretary of the General Partner. He was elected Vice President, Treasurer, Chief Financial Officer, and Assistant Secretary of Penn Octane in October 1996. In November 2006, he was appointed Acting Chief Executive Officer and Acting President of the General Partner and of Penn Octane, from which positions he resigned in November 2011. In November 2010, he was appointed Executive Vice President, Chief Financial Officer and Secretary of the General Partner. He also served as a director of Penn Octane Corporation from March 1997 until July 2004. Since April 2007, Mr. Bothwell has served as President of Regional and a director of Regional from July 2007 to November 2013. Since April 2007, Mr. Bothwell has served as the President and controlling member of Rover Technologies, LLC, a company formed to provide management solutions to the public transportation industry. Mr. Bothwell received his Bachelor of Science in Business Administration from Boston University.

Neither officer has any family relationship with any of the executive officers or directors of the General Partner.

Compensation Arrangements

Mr. Weir has waived receipt of any compensation from the General Partner until such time as the Registrant has sufficient cash flow to make such payments. As Chief Financial Officer and Principal of Katy Resources, Mr. Weir is employed by and paid a salary by Katy Resources. G. Thomas Graves III, the General Partner’s Chairman of the Board, serves as President and Chief Executive Officer of Katy Resources, and Mr. Graves beneficially owns 15.73% of the outstanding Common Units of the Registrant.

Mr. Bothwell receives annual compensation of $206,500 in his capacity as President of Regional and $68,500 in his capacity as Senior Vice President of the General Partner pursuant to the terms of his employment agreement, as amended effective December 19, 2013. His compensation as President of Regional is paid in periodic installments in accordance with the customary payroll practices of Regional. His compensation as an officer of the General Partner is paid in a lump sum no later than 15 days after termination of his employment agreement for any reason.

In addition to any cash remuneration, each of Messrs. Weir and Bothwell is entitled to receive incentive compensation from the General Partner as determined by the Compensation Committee of the Board of Directors of the General Partner from time to time.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Energy Partners LP

By:	Central Energy GP LLC,
its General Partner

By:	/s/ John L. Denman, Jr.
John L. Denman, Jr.,
Chief Executive Officer and President

Dated: May 7, 2014

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